Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (file Nos. 333-04947, 333-25717,333-46357, 333-50509, 333-62599, 333-122221 and 333-125040) and Form S-8 (File Nos. 333-32579, 333-66041, 333-69869, 333-102662 and 333-126228) of FelCor Lodging Trust Incorporated of our report dated March 2, 2005, except for Note 5, as to which the date is September 7, 2005, relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K of FelCor Lodging Trust Incorporated dated September 7, 2005.
PricewaterhouseCoopers LLP
Dallas, Texas
September 7, 2005